EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE
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          BSD MEDICAL SYSTEM TO BE USED IN THERMODOX(TM) STUDY AT DUKE

         SALT LAKE CITY, Utah November 10, 2005--BSD Medical Corp. (AMEX:BSM) has reported that the BSD-500 will be used to provide the focused microwave heating required to trigger doxorubicin release from temperature-sensitive liposome in a study involving the treatment of advanced breast cancer to be conducted at Duke University. Celsion Corporation has announced that it has agreed to provide Duke University with a research grant and clinical supplies of ThermoDox (a trade-marked name belonging to Celsion Corp.), Celsion's proprietary doxorubicin-encapsulated thermo-sensitive liposome, to support the Phase I, open-label study for the safety and pharmacokinetics in patients with local-regionally advanced breast cancer. Celsion Corp. has also announced the transformation of its company from a medical device company to a biopharmaceutical company, solely focused on the development of drugs for the treatment of cancer. In response to a joint request by Celsion Corp. and Duke University, BSD Medical has provided a letter addressed to the FDA authorizing Duke University to reference use of the BSD-500 as the liposome-triggering heating system for this study. Celsion and BSD jointly believe that the success of this study could be beneficial to both companies.

         BSD Medical Corp. produces systems that deliver precision focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer. For further information visit the BSD website at www.BSDMedical.com.

         Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, as detailed in the Company's filings with the Securities and Exchange Commission.

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